Exhibit 10.1

Strictly Private & Confidential

SALE AND PURCHASE AGREEMENT

regarding all shares in

CONTUR INDUSTRY HOLDING AB

and warrants in

CONTUR SOFTWARE AB

dated 19 May 2011

Gernandt & Danielsson

Strictly Private & Confidential

TABLE OF CONTENTS

1	DEFINITIONS	6
2	SALE AND PURCHASE	11
3	PURCHASE PRICE	11
3.1	The Purchase Price	11
3.2	Payment of the Purchase Price	12
4	CLOSING	12
5	WARRANTIES OF THE SELLERS	14
5.1	Authority	14
5.2	Corporate	15
5.3	Financial	16
5.4	Tax	16
5.5	Employees and pensions	17
5.6	Agreements	18
5.7	Compliance	19
5.8	Intellectual Property Rights	20
5.9	IT	22
5.10	Real property and leases	23
5.11	Data protection	23
5.12	Insurance	23
5.13	Litigation	24
5.14	Relations with the Sellers	24
5.15	Changes since the Accounts Date	24
5.16	Due diligence	25
5.17	Obligations towards the Sellers	25
5.18	Miscellaneous	25
6	WARRANTIES OF THE PURCHASER	25
6.1	Authority	25
6.2	Corporate	26
6.3	Financing	26
6.4	Authority consents	26
6.5	No breach	26
7	COVENANTS	26
7.1	Discharge from liability	26
7.2	Access and assistance	27
7.3	Accounts receivable	27
7.4	Employment of Key Employees	28
8	COMPENSATION AND LIMITATIONS	28
8.1	Compensation	28
8.2	No other warranties	28
8.3	Remedies	29
8.4	Limitations	30
8.5	Notice of claim and limitation in time	33
8.6	No limitation	33
8.7	Subsequent recovery	33

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8.8	Third party claims	34
8.9	Release of cash	36
8.10	Specific indemnity	37
9	NON-SOLICITATION AND NON-COMPETITION	37
10	CONFIDENTIALITY	38
11	ANNOUNCEMENTS	39
12	MISCELLANEOUS	39
12.1	Notices	39
12.2	Costs and expenses	41
12.3	Amendments	41
12.4	No waiver	41
12.5	Severability	41
12.6	Entire agreement	41
12.7	Assignment	42
12.8	Headings	42
13	GOVERNING LAW AND DISPUTES	42

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LIST OF SCHEDULES

Schedule (1)	The Sellers

Schedule (B)	Ownership and allocation of Purchase Price

Schedule 1(i)	Accounting Principles

Schedule 1(ii)	Accounts

Schedule 1(iii)	Data Room Documents

Schedule 1(iv)	Disclosure Schedule

Schedule 1(v)	Material Agreements

Schedule 1(vi)	Resigning Board Members

Schedule 3.1.1(iii)	Performance Payment

Schedule 4.2(ii)(c)	Form of resignation letter

Schedule 4.2(iv)	Escrow Agreements

Schedule 5.2.6(A)	Articles of Association

Schedule 5.2.6(B)	Certificates of registration

Schedule 5.5.1	Key Employee employment agreements

Schedule 5.8.1	Group IPR

Schedule 5.8.3	License agreements

Schedule 5.8.8	Incorporated Intellectual Property Rights

Schedule 5.8.9	Free software etc.

Schedule 5.8.10	Disclosure of source code

Schedule 5.9.4	List of known bugs

Schedule 5.9.6	Protection of IT systems

Schedule 5.10.2	Real property leased

Schedule 5.12.1	Insurance policies

Schedule 7.4	Key Employee undertaking

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THIS SALE AND PURCHASE AGREEMENT (including its Schedules, this “Agreement”) has been entered into on 19 May 2011 by and among:

(1)	The legal entities and individuals listed in Schedule (1); and

(2)	Accelrys Software Inc., corporate identification number 2064765, organised under the laws of the state of Delaware, United States of America, having its headquarters in San Diego, California, United States of America (the “Purchaser”);

Each of the parties referred to in paragraphs (1) – (7) in Schedule (1) is referred to as a “Shareholder” and jointly as the “Shareholders”. Each of the parties referred in paragraphs (7) – (14) in Schedule (1) is referred to as a “Warrant Holder” and jointly as the “Warrant Holders”. Each of the parties referred to in paragraphs (1) – (14) in Schedule (1) is referred to as a “Seller” and jointly as the “Sellers”.

Each of the Sellers and the Purchaser is referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

(A)	Contur Industry Holding AB, corporate identification number 556574-1138, organised under the laws of Sweden and having its registered office in Stockholm, Sweden (the “Company”), has a registered share capital of SEK 250,000 divided among 250,000 shares (the “Shares”).

(B)	The Sellers own the Shares as set forth in Schedule (B).

(C)	The Company is the parent company of Contur Software AB, corporate identification number 556574-1138, organised under the laws of Sweden and having its registered office in Stockholm, Sweden (the “Subsidiary”), a software company that develops, enhances, sells and supports user-friendly software for research and development laboratories.

(D)	The Subsidiary has issued in total 17,625 warrants, of which 12,625 are owned by the Warrant Holders as set forth in Schedule (B). The holders of the remaining 5,000 warrants have on the date hereof agreed to sell

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and the Purchaser has agreed to purchase such warrants on the terms and conditions subject to separate sale and purchase agreements.

(E)	The Shareholders have agreed to sell and the Purchaser has agreed to purchase the Shares and the Warrant Holders have agreed to sell and the Purchaser has agreed to purchase the Warrants on the terms and conditions set forth in this Agreement.

IT IS AGREED as follow:

DEFINITIONS

In this Agreement, the following terms and expressions shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms of such terms and expression):

“Accounting Principles” mean the accounting principles specified in Schedule 1(i);

“Accounts” mean the balance sheet, cash flow and profit and loss account of the Company and the Subsidiary, respectively, as set forth in their respective audited annual accounts, including all footnotes, as at and for the period ending on the Accounts Date attached hereto as Schedule 1(ii);

“Accounts Date” means 31 December 2010;

“Accounts Receivable” means all accounts receivable included in the Working Capital;

“Accounts Receivable Deficiency” shall have the meaning set forth in Section 7.3 below;

“Affiliate” of any person means, as of any time, (i) any other person directly or indirectly controlled by or under the common control of that first-mentioned person and (ii) any other person(s) directly or indirectly controlling or jointly controlling such first-mentioned person (whereby “control” means the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of a

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person, whether through ownership or otherwise, and the term “controlling” shall have a meaning correlative to the foregoing);

“Agreement” means this sale and purchase agreement including its Schedules;

“Applicable Law” means any law applicable to either of the Parties or any of the Group Companies, as the case may be;

“Articles of Association” means the articles of association of each of the Group Companies as set forth in Schedule 5.2.6(A);

“Business” means the business conducted at the Signing Date either directly or indirectly through the Group Companies including, inter alia, the development, enhancement, sale and support of user-friendly software for research and development laboratories;

“Business Day” means a day when commercial banks are open for general banking business (other than Internet banking) in Sweden and the United States;

“Cash Purchase Price” means USD 9,911,455 plus the Escrow

Amount;

“Closing” means the completion of the closing events set forth in Section 4.2 below;

“Company” shall have the meaning set forth in recital (A) of this

Agreement;

“Confidential Information” means any information of any kind or nature, whether written or oral, which relates to the Transaction and the negotiations thereof, including without limitation financial information, trade secrets, customer lists and any other information regarding the Sellers and their respective Affiliates (in case of the Purchaser only), the Purchaser and its Affiliates (in case of the Sellers only) and the Group Companies, which is not known to the general public;

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“Data Room Documents” mean the documents included on the DVD containing information relating to the Group Companies, including the written answers to the questions submitted by the Purchaser, its Affiliates and advisors, attached hereto as Schedule 1(iii);

“Disclosure Schedule” means the Schedule prepared by the Sellers attached hereto as Schedule 1(iv), in which Schedule disclosures to the warranties set out in Section 5 have been set out by the Sellers;

“Encumbrance” means any option, lien, mortgage, pledge, charge, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal, licenses or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Escrow Account 1” means the escrow account in the name of the Sellers and the Warrant Holders to be opened as set forth in the Escrow Agreements;

“Escrow Account 2” means the escrow account in the name of the Purchaser to be opened as set forth in the Escrow Agreements;

“Escrow Agreements” shall have the meaning set forth in Section 4.2(iv) below;

“Escrow Amount” shall as at the Signing Date mean USD 2,000,000 and after the Signing Date, such amount that is available on the Escrow Account 1 from time to time;

“Escrow Bank” shall have the meaning set forth in the Escrow Agreements;

“Group Companies” means the Company and the Subsidiary and Group Companies means anyone of them;

“Group IFR” means the Intellectual Property Rights listed in Schedule 5.8.1;

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“Intellectual Property Rights” shall mean any inventions, patents, know-how, trade secrets, designs, copyrights, database rights, software, trademarks, domain names, trade names and any similar rights in any country, including applications for any of the foregoing and whether registered or unregistered;

“Key Employees” means Marcus Berg, Finn Olofsson, Fredrik Rosengren, Thomas Rozlucki, Johan Trumstedt and Martin Wattin;

“Loss” means any direct cost, loss, liability or expense (excluding, for the avoidance of doubt, any indirect or consequential cost, loss, liability or expense) incurred by the Purchaser or the Group Companies;

“Material Agreements” mean the agreements of the Group Companies listed in Schedule 1(v);

“Open Source Materials” shall have the meaning set forth in Section 5.8.9;

“Ordinary Course” means, in respect of any transaction involving the Group Companies and/or its Business, conducted in accordance with past practices and in good faith and on market terms;

“Party” means each of the Sellers and the Purchaser;

“Performance Payment” means USD 500,000;

“Person” means an individual or a legal entity, governmental authority, court or any entity having legal personality, other than a Group Company;

“Purchase Price” shall have the meaning set forth in Section 3.1.1 below;

“Purchaser” shall have the meaning set forth in the introductory paragraph of this Agreement;

“Resigning Board Members” mean the persons listed in Schedule 1(vi);

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“Schedule “means a schedule to this Agreement;

“Section” means a section of this Agreement (including any sub-paragraphs);

“SEK” means the lawful currency of Sweden;

“Sellers” shall have the meaning set forth in the introductory paragraph of this Agreement;

“Sellers’ Knowledge” or any similar expressions, including without limitation, to the best of the Sellers’ Knowledge, means the actual knowledge of Marcus Berg, Finn Olovsson, Fredrik Rosengren, Johan Trumstedt, Thomas Rozlucki and Martin Wattin;

“Sellers’ Representative” shall have the meaning set forth in Section 12.1.3 below;

“Shares” shall have the meaning set forth in recital (A) of this Agreement;

“Signing Date” means the date of signing this Agreement;

“Statutory Books” means the shareholders register, and minutes from shareholders’ and board meetings in any Group Company;

“Subsidiary” shall have the meaning set forth in recital (C) of this Agreement;

“Subsidiary Shares” mean the shares in the Subsidiary;

“Taxes” mean all direct and indirect taxes and charges (including, but not limited to, any income tax, capital gains tax, value added tax, sales tax, custom duty, property tax, property transfer tax, capital duty, securities transfer tax, withholding tax, social security charges, withholding tax from employment income) wherever arising and all penalties, surcharges and interest relating to any of the foregoing;

“Transaction” means the transactions contemplated pursuant to this Agreement;

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“Warrants” means the 12,625 issued warrants in the Subsidiary held by the Warrant Holders;

“Working Capital” means USD 706,476; and

“USD” means the lawful currency of the United States.

2	SALE AND PURCHASE

2.1	Subject to the terms and conditions of this Agreement, the Shareholders agree to sell the Shares and the Purchaser agrees to purchase the Shares, together with all rights attached to them, and the Warrant Holders agree to sell and the Purchaser agrees to purchase the Warrants.

2.2	Title to the Shares and the Warrants shall be transferred to the Purchaser on the Signing Date subject to the payment of the Purchase Price and completion of the other closing events set forth in Section 4.2 below.

2.3	The Shareholders’ hereby waive their respective right of first refusal and other rights arising out of or relating to the Transaction pursuant to the shareholders’ agreement regarding the Company and the articles of association of the Company, and further agree that such shareholders’ agreement shall automatically terminate on Closing.

3	PURCHASE PRICE

3.1	The Purchase Price

3.1.1	The purchase price for all the Shares and the Warrants (the “Purchase Price”) shall be the aggregate of:

(i)	the Cash Purchase Price;

(ii)	the Working Capital; and

(iii)	the Performance Payment as described in Schedule 3.1.1 (iii).

3.1.2	The Purchase Price shall be allocated between the Sellers and the Warrant Holders in accordance with Schedule (B).

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3.2	Payment of the Purchase Price

3.2.1	USD 10,617,931 shall be paid by transfer of immediately available funds to the bank account 5930-82 263 62 held by Gernandt & Danielsson Advokatbyrå KB (“G&D”) on behalf of the Sellers. The receipt by G&D of USD 10,617,931 shall be deemed to be receipt by the Sellers of USD 10,617,931.

3.2.2	The Performance Payment shall be paid by transfer of USD 500,000 in immediately available funds to Escrow Account 2 in accordance with the Escrow Agreements. The Performance Payment shall be held in escrow pending performance as described in Schedule 3.1.1 (iii).

3.2.3	The Escrow Amount shall be paid by transfer of USD 2,000,000 in immediately available funds to Escrow Account 1 in accordance with the Escrow Agreements. The Escrow Amount shall be held as collateral for compensation for a Loss in accordance this Agreement and shall be held and administered by the Escrow Bank in accordance with the terms and conditions of the Escrow Agreements.

4	CLOSING

4.1	Closing shall take place at the offices of G&D at Hamngatan 2 in Stockholm, Sweden, at 9.00 a.m. (CET) on the Signing Date.

4.2	At Closing:

(i)	the Purchaser shall:

(a)	pay the USD 10,617,931 in accordance with Section 3.2.1 above;

(b)	pay the Performance Payment in accordance with Section 3.2.2 above;

(c)	pay the Escrow Amount in accordance with Section 3.2.3 above;

(d)	hold an extraordinary general meeting in, and a meeting of the board of directors of, each Group Company at which

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meetings the Resigning Board Members of the Group Companies shall be removed and new members of the board of directors and signatories of the Group Companies shall be appointed;

(e)	prepare the minutes of said meetings as well as the necessary ancillary documentation, and the Purchaser shall procure that the documentation, immediately following said meetings, is submitted to the Swedish Companies Registration Office (Sw. Bolagsverket);

(ii)	the Shareholders shall:

(a)	deliver the share register of the Company, setting forth the Purchaser as owner of the Shares and the share certificates representing the Shares, duly endorsed to the Purchaser,

(b)	deliver the share register and the share certificates representing the shares of the Subsidiary;

(c)	deliver letters of resignation in the form set out in Schedule 4.2(ii)(c) signed by each of the Resigning Board Members including a waiver of claims;

(d)	if requested by the Purchaser, cause each of the Group Companies to issue a power of attorney authorising the persons, as designated by the Purchaser no less than five (5) Business Days prior to the Signing Date, to sign for and on behalf such Group Company until new signatories have been registered with the Swedish Companies Registration Office;

(iii)	the Warrant Holders shall deliver the certificates representing the Warrants; and

(iv)	the Parties shall enter into the escrow agreements attached hereto as Schedule 4.2(iv) (the “Escrow Agreements”).

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4.3	The closing events set forth in Section 4.2 above shall be regarded as one transaction and if any of the closing events set forth in Section 4.2 above does not occur, Closing shall not have been deemed to have taken place unless the Party, who is not responsible for such closing event taking place, confirms in writing that it accepts that Closing takes place (without any prejudice to its right to compensation for breach of this Agreement).

5	WARRANTIES OF THE SELLERS

Subject to the qualifications and limitations set forth in this Agreement, and to the disclosures set out in the Disclosure Schedule, the Shareholders and/or the Warrant Holders, except for the warranties set forth in Section 5.1 below or unless otherwise stated in this Section 5, jointly and severally make the following warranties to the Purchaser as at the Signing Date.

5.1	Authority

5.1.1	Each Shareholder is duly organised and validly existing under the laws of its jurisdiction of incorporation and has full corporate power and authority to execute this Agreement and to complete the Transaction.

5.1.2	This Agreement and any other documents or instruments to be executed by each Seller pursuant to this Agreement (i) have been duly authorised by all necessary actions on the part of such Seller and (ii) will, when executed, constitute valid and binding obligations of such Seller.

5.1.3	No individual Seller is prevented by its articles of association or by any agreement to which such Seller is a party from entering into this Agreement or completing the Transaction, and the execution of this Agreement and completion of the Transaction by each Seller do not violate any Applicable Law.

5.1.4	Each Shareholder owns the number of Shares set opposite its name in Schedule (B), free and clear of any Encumbrances.

5.1.5	Each Warrant Holder owns the number of Warrants set opposite its name in Schedule (B), free and clear of any Encumbrances.

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5.2	Corporate

5.2.1	Each Group Company is duly organised and validly existing under the laws of its respective jurisdiction of incorporation.

5.2.2	The Shares represent all of the issued shares in the Company. The Shares have been validly issued and are fully paid.

5.2.3	The Company owns all of the Subsidiary Shares, free and clear of any Encumbrances. The Subsidiary Shares have been validly issued and are fully paid.

5.2.4	Except for the Warrants and the remaining 5,000 warrants in the Subsidiary, there are no outstanding warrants or convertible debt instruments or any other equivalent instruments under which terms new shares in any of the Group Companies can be issued.

5.2.5	Except for the Warrants and the remaining 5,000 warrants in the Subsidiary, there is no agreement or commitment outstanding which calls for the allotment, issue or transfer of or affords to any person the right to call for the allotment or issue of, any shares or securities of the Group Companies.

5.2.6	The Articles of Association of each Group Company conform to Schedule 5.2.6(A) and the registration certificates in Schedule 5.2.6(B) reflect the current corporate data of the Group Companies, and no decision to change any of them has been taken.

5.2.7	The Statutory Books of the each Group Company:

(i)	are in the possession of the relevant Group Company; and

(ii)	no breaches by the any Group Company of its corporate documents have occurred which would have a material adverse effect on the Business of the Group Companies.

5.2.8	None of the Group Companies:

(i)	has filed any petition for its winding-up, company reorganisation or bankruptcy,

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(ii)	has initiated any negotiations with any creditors regarding composition, or

(iii)	is insolvent, in each case within the meaning of Applicable Law.

5.3	Financial

5.3.1	The Accounts have been prepared in accordance with the Accounting Principles and are in compliance with the Swedish Annual Accounts Act (Sw. årsredovisningslagen (1995:1554)), the general recommendations of the Swedish Accounting Standards Board (Sw. Bokföringsnämndens allmänna råd) and Swedish generally accepted accounting principles (Sw. god redovisningssed). When preparing the Accounts, the Accounting Principles have been consistently applied with the three (3) preceding financial years.

5.3.2	The Accounts show a true and fair view (Sw. rättsvisande bild) of the financial position and the results of the operations of the Group Companies as at the Accounts Date.

5.3.3	The internal monthly reports for January – March 2011 provided in the Data Room Documents have been prepared in good faith with an intent to create in all material respects a fair view as at the respective accounts dates and periods taking into account the purpose for which they were prepared, and to the Sellers’ Knowledge are not misleading.

5.4	Tax

5.4.1	Each of the Group Companies has properly filed with the appropriate tax authority all tax returns and reports required to be filed for all tax periods ending prior to the Signing Date. Each of those tax returns and reports completely, accurately and correctly reflects the facts regarding the income, properties, operations, status or other information concerning any entity required to be shown thereon.

5.4.2	All Taxes assessed upon or due for payment by a Group Company have been fully paid or provided for in the Accounts.

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5.4.3	None of the Group Companies are subject to any Tax audit and none of the Group Companies has reason to expect that it will be subject to any Tax audit.

5.5	Employees and pensions

5.5.1	Schedule 5.5.1 sets forth complete copies of the employment agreements with the Key Employees.

5.5.2	None of the Key Employees has given or been given notice of termination of employment.

5.5.3	All amounts due for payment by a Group Company to any insurance company in connection with any pension scheme have been fully paid or provided for in the Accounts.

5.5.4	No former employees are entitled to re-employment with the Group Companies and no former employee has any claim against the Group Companies.

5.5.5	No current employee has been given notice, and no Key Employee has given or received any notice of termination of his/her employment, and to the best of the Sellers’ Knowledge there is no intention of any such termination.

5.5.6	No liability has been incurred by the Group Companies for breach of any employment contract other than in the Ordinary Course.

5.5.7	No individual or entity is employed by or contracted to provide services to any Group Company on terms that grant it ownership of any Intellectual Property Rights it develops or generates for use in, or for the benefit of, relevant Group Company.

5.5.8	Except for the Warrants and the remaining 5,000 warrants in the Subsidiary, there are not in existence nor is it proposed to introduce any share incentive, share option, profit sharing, bonus or other incentive arrangements (except for customary sales commissions) for or affecting any employees or former employees of any of the Group Companies.

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5.6	Agreements

5.6.1	None of the Group Companies has given or been given notice of termination of any of the Material Agreements and to the Sellers’ Knowledge, no party intends to terminate a Material Agreement.

5.6.2	To the Sellers’ Knowledge, none of the Group Companies is in material breach of a Material Agreement.

5.6.3	No agreements or arrangements are in force which restrict the freedom of the Group Companies to conduct its day to day Business in a normal and businesslike manner.

5.6.4	Neither this Agreement nor the Closing will:

(i)	entitle any party to any contract, agreement or arrangement with any of the Group Companies to terminate its obligations;

(ii)	cause the any of the Group Companies to lose the benefit of any license, exemption, right or privilege which it currently enjoys.

5.6.5	The execution of this Agreement and the Closing will not result:

(i)	in a breach of any contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition to or by which a Group Company is a party or is bound;

(ii)	in the creation, imposition, acceleration, or enforcement of any Encumbrance whatsoever on any of the assets of the Group Companies; or

(iii)	in any present or future indebtedness of the Group Companies becoming due and payable or capable of been declared due and payable prior to its stated maturity date or in any financial facility of the Group Companies being withdrawn.

(iv)	in the loss or impairment of any license, authorization or consent required by the Group Companies for the purposes of its Business

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5.6.6	To the best of the Sellers’ Knowledge, no present customers or suppliers of the Group Companies’ Business intend to cease doing business with the Group Companies, or to materially diminish the amount of the business that they are now doing with the Group Companies.

5.6.7	Neither of the Group Companies is a party to any joint venture and/or any partnership agreement.

5.6.8	All Material Agreements have been entered into in the Ordinary Course, and are valid and binding obligations of the parties thereto and the terms thereof have been complied with in all material respects by the counterparties to such agreements, and the complete contents thereof are evident from the wording of the agreements.

5.7	Compliance

5.7.1	Each of the Group Companies has in all material aspects obtained the licenses, permits, approvals and authorizations necessary to carry on its respective Business. No such licenses, permits, approvals and authorizations have been revoked or terminated and there is to the best of the Sellers’ Knowledge no reason to believe that they would be revoked, terminated or not renewed, as a consequence of this Agreement. No written notices from any governmental entity of non-compliance with any permit have been obtained.

5.7.2	The licenses, permits and authorizations held by each of the Group Companies necessary to carry on its respective Business have been and are being complied with in all material respects.

5.7.3	The Group Companies are not subject to any order of or investigation by any competition authority, or have received any request for information under competition law in relation to matters which are still current.

5.7.4	To the Sellers’ Knowledge, the products manufactured and sold by the Group Companies have in all material aspects been in compliance with Applicable Law.

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5.7.5	The Group Companies have in all material respects conducted their business in compliance with applicable laws and regulations in Sweden. To the Sellers’ Knowledge, there is no order, decree or judgement of any court or governmental entity of Sweden nor of any other country which is outstanding against the Group Companies or which may have a material adverse effect upon the assets or Business of the Group Companies.

5.8	Intellectual Property Rights

5.8.1	The Group Companies are the sole legal and beneficial owner of all Intellectual Property Rights listed in Schedule 5.8.1 (the “Group IPR”), and no such Intellectual Property Right is subject to any Encumbrance.

5.8.2	The registrations and registration applications of all Group IPR are valid. All application fees and renewal fees for all such registrations have been paid in full and all other actions and measures reasonably required to maintain or protect such Intellectual Property Rights have been duly and timely taken.

5.8.3	Either the Company or the Subsidiary is a licensee under the licence agreements listed in Schedule 5.8.3 which agreements relate to Intellectual Property Rights used in the Business.

5.8.4	Other than the Group IPR, all Intellectual Property Rights used in, and material for, the Business is either owned by one of the Group Companies or held by one of the Group Companies under valid and sufficient licenses with third parties.

5.8.5	To the Sellers’ Knowledge, no third party has challenged the validity, subsistence or ownership of any Group IPR, and there is no such threatened challenge against any such Group IPR.

5.8.6	To the best of the Sellers’ Knowledge, there has been no, and there is no infringement by any third party of any Group IPR.

5.8.7	There has been no, and there is no, infringement by any of the Group Companies of any Intellectual Property Rights of any third party.

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5.8.8	To the extent that any Intellectual Property Right that is or was an Intellectual Property Right of any third party are incorporated into, integrated or bundled with, or used by the Group Companies in the development, manufacture or compilation of any of the Group Companies’ products, the relevant Group Company has a written (including, without limitation, agreements entered into electronically) agreement with such third party with respect thereto pursuant to which the Group Company either (A) has obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of such Intellectual Property by operation of law or by valid assignment, or (B) has obtained perpetual, non-terminable (other than for breach) licenses (sufficient for the conduct of its Business as currently conducted and as currently proposed by the Group Company to be conducted) to all such Intellectual Property Rights of such third party, as specifically set forth in Schedule 5.8.8.

5.8.9	Schedule 5.8.9 lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero GPL (AGPL) Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) that are incorporated into, integrated or bundled with, or used by the Group Companies in the development, manufacture or compilation of any of the Group Companies’ products. The Group Companies are in compliance with the terms and conditions of all licenses for such Open Source Materials.

5.8.10	Except as set out in Schedule 5.8.10, the Group Companies have not disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any third party, or permitted the disclosure or delivery to any escrow agent or other third party of, any source code of the Group Companies. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure,

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delivery or license by the Group Companies to any third party of any source code of the Group Companies. Schedule 5.8.10 also identifies each contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow holder or any other third party, any of the Group Companies’ source code.

5.9	IT

5.9.1	Each of the Group Companies holds (either by ownership or license) the licenses, or other rights, to use the software, hardware and firmware currently used in its respective Business and no Group Company is in breach of such licenses.

5.9.2	The Group Companies IT infrastructure, including desktop and server computers, operating systems, software system and communications lines, are to the Sellers’ Knowledge sufficient to support the current business of the Group Companies.

5.9.3	Neither of the Group Companies have experienced any breach of security or otherwise unauthorized access by third parties to the confidential information, including personally identifiable information in the any of the Group Companies’ possession, custody or control which is material to the Business.

5.9.4	Schedule 5.9.4 sets forth the Group Companies’ current (as of the Closing Date) list of known bugs maintained by its development or quality control groups with respect to the Group Companies’ products.

5.9.5	All of the Group Companies’ products (and all parts thereof) that have been made commercially available or are being developed are, when sold or otherwise distributed to a third party, free of any and all “back door”, “time bomb”, “Trojan horse”, “worm”, “drop dead device”, “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such product or service (or all parts thereof) of the Company or data or other software of users (“Contaminants”).

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5.9.6	The Group Companies has taken the steps and implemented the procedures specified in Schedule 5.9.6 to protect the information technology systems used in connection with the operation of the Group Companies from Contaminants.

5.10	Real property and leases

5.10.1	None of the Group Companies owns any real property.

5.10.2	All real property leased by the Group Companies is listed in Schedule 5.10.2.

5.10.3	To the best of the Sellers’ Knowledge, there is no breach and no non-observance of any term or condition in any of the leases under the lease agreements listed in Schedule 5.10.2 (by either party) which would materially adversely affect the Business carried out at the property.

5.10.4	No leases under the lease agreements listed in Schedule 5.10.2 have been terminated for vacating or renegotiation and no rent reviews are currently under negotiation or court review.

5.11	Data protection

The Group Companies, any authorised third parties engaged by the Group Companies and any third party with access to the Group Companies’ records have, at all times complied in full with the applicable data protection legislation and any statutory or otherwise compulsory guidance, decisions or notices (including, without limitation, any valid enforcement notices, prohibition notices or information notices) issued in relation thereto, and no agreement has been made with any governmental entity in respect of any data protection legislation. The Group Companies have not received any complaint from any authority or person (whether physical or corporate) regarding the collection, use or disclosure of personally identifiable information.

5.12	Insurance

5.12.1	The insurance policies in respect of the Group Companies set forth in Schedule 5.12.1 are in force in accordance with their respective terms.

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5.12.2	Other than claims in relation to stolen computers, there are no insurance claims made by the Group Companies during the two years period prior to this Agreement.

5.13	Litigation

Except for debt collection procedures in the Ordinary Course, none of the Group Companies is a party to any material litigation or arbitration, administrative or other legal proceedings and to the Seller’s Knowledge, there exists no claims, facts or circumstances before the Signing Date which, in the Sellers’ reasonable opinion, could result in any litigation, arbitration or administrative proceedings.

5.14	Relations with the Sellers

There are no agreements or arrangements between any Group Company, the Sellers or the Key Employees or any of their respective Affiliates, other than in the Ordinary Course (including, without limitation, employment agreements).

5.15	Changes since the Accounts Date

The Group Companies:

(i)	have from the Accounts Date until Signing Date carried on its Business in the Ordinary Course;

(ii)	have not since the Accounts Date incurred any material debt or made any material commitment or entered into any material obligation which is outside the Ordinary Course;

(iii)	have not since the Accounts Date declared any dividend, or disposed of any asset material for the Group Companies Business activities;

(iv)	have not since the Accounts Date created or incurred any loans, guarantees, indemnities, mortgages, charges, debentures or other unusual liabilities (whether contingent or actual); and

(v)	have not since the Accounts Date lost any customer or source of supply (which in either case accounted for 5 percent or more of

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the annual turnover of the Group Companies (in respect of a customer) or of the goods or services supplied to the Group Companies (in case of a supplier) nor have there been 5 percent or more of customers declined renewals.

5.16	Due diligence

The Data Room Documents have been compiled in good faith with an intent to create in all material respects a true picture of the Group Companies and their Business, and to the Sellers’ Knowledge, is not misleading.

5.17	Obligations towards the Sellers

On the Signing Date, neither the Sellers nor any Key Employees will have any financial or other claim on the Group Companies of any kind, whether as a result of this Agreement or otherwise except under the employment agreements.

5.18	Miscellaneous

No broker, finder, legal advisor or investment banker is entitled to any fee from the Group Companies in connection with this Transaction.

6	WARRANTIES OF THE PURCHASER

The Purchaser makes the following warranties to each of the Sellers as at the Signing Date.

6.1	Authority

6.1.1	The Purchaser is duly organised and validly existing under the laws of the state of Delaware, United States of America, and has full corporate power and authority to execute this Agreement and to complete the Transaction.

6.1.2	This Agreement and any other documents or instruments to be executed by the Purchaser pursuant to this Agreement (i) have been duly authorised by all necessary actions on the part of the Purchaser and (ii) will, when executed, constitute valid and binding obligations of the Purchaser.

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6.1.3	The Purchaser is not prevented by its articles of association or by any agreement to which the Purchaser is a party from entering into this Agreement or completing the Transaction, and the execution of this Agreement and completion of the Transaction do not violate any Applicable Law.

6.2	Corporate

The Purchaser (i) has not filed against it any petition for its winding-up, company reorganisation or bankruptcy, (ii) has not initiated any negotiations with any creditors regarding composition, or (iii) is not insolvent, in each case within the meaning of Applicable Law.

6.3	Financing

The Purchaser has secured sufficient and unconditional financing or has available internal funds to enable it to complete the Transaction and to make any payments that the Purchaser is or may become required to make pursuant to this Agreement.

6.4	Authority consents

The Purchaser is not required to make any filing with, give any notice to, or obtain any consent from any authority in connection with the execution of this Agreement or the completion of the Transaction.

6.5	No breach

The Purchaser is not aware of any breach of this Agreement.

7	COVENANTS

7.1	Discharge from liability

7.1.1	Provided that the auditor of the relevant Group Company does not recommend otherwise, the Purchaser shall on the first annual general meeting of the shareholder in the respective Group Company following the Signing Date discharge or procure that the Resigning Board Members are granted discharge from liability for their respective administration until the Signing Date (or the earlier date of resignation).

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7.1.2	The Purchaser undertakes not to make, and undertakes to procure that no Group Company makes, any claim (other than for fraud or gross negligence) against the Resigning Board Members for their respective administration until the Signing Date unless the auditor of the relevant Group Company recommends against discharge from liability. For the avoidance of doubt, this Section 7.1.2 shall not prevent the Purchaser’s right to make claims against the Resigning Board Members in their capacity as Sellers or guarantors for the Sellers’ obligations under this Agreement.

7.2	Access and assistance

After the Signing Date, upon reasonable notice, the Purchaser shall furnish, or cause to be furnished, to the Sellers and their respective Affiliates, and their respective accountants, counsels and other representatives, access to such information, personnel and assistance relating to the Group Companies as may be reasonably necessary for the Sellers’ and their respective Affiliates’ financial reporting and accounting matters and any Tax matter, or the defence or prosecution of, or response required under or pursuant to, any lawsuit, action or proceeding.

7.3	Accounts receivable

The Sellers warrant that all Accounts Receivable outstanding at Closing will be realised in the normal course of collection within 90 days after Closing. If at the end of such 90 days period any amount of such Accounts Receivable still is outstanding (the “Accounts Receivable Deficiency”), the Sellers, on request by the Purchaser and subject to the delivery by the Purchaser to the Sellers of documents evidencing the Accounts Receivable Deficiency, shall assume the underlying trade debt and as consideration therefore pay an amount to the relevant Group Company in cash calculated on a USD by USD basis equal to the Accounts Receivable Deficiency. For the avoidance of doubt, any consideration paid by the Sellers under this Section 7.3 shall be paid by the Sellers on a pro rata basis and not be paid from Escrow Account 1.

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7.4	Employment of Key Employees

For the purpose of assuring to the Purchaser the full benefit of the Group Companies and in consideration of the Purchaser agreeing to buy the Shares on the terms of this Agreement, each of the Shareholders undertake to cause such Key Employee as set out in Schedule 7.4 to remain employed by the Company or the Subsidiary and not terminate their employment agreement during a period of two (2) years from the Signing Date. In case of a breach of this undertaking, the Shareholder in breach of this undertaking shall on demand pay liquidated damages to the Purchaser in the amount of USD 333,333 and all such liquidated damages shall be paid to the Purchaser from Escrow Account 1. The same shall apply if the employer terminates the employment agreement due to personal reasons (Sw: personliga skäl) under the Swedish Employment Act (Sw: lag (1982:80) om anställningsskydd). Each termination of an employment agreement without entering into a new employment agreement shall be considered as one separate breach of this undertaking.

8	COMPENSATION AND LIMITATIONS

8.1	Compensation

8.1.1	In the event of a breach of this Agreement by the Sellers, the Purchaser’s right to compensation is limited to compensation for Losses on a USD for USD basis due to such breach in accordance with this Section 8 and Section 7.4 above.

8.1.2	Any payment actually made by the Sellers pursuant to Section 7.4 and this Section 8 shall be deemed a reduction of the Purchase Price.

8.2	No other warranties

8.2.1	The warranties set out in Section 5 above are the only warranties given to the Purchaser in relation to the Shares, the Warrants and the Group Companies. Such warranties do not release the Purchaser from its duty to carry out a prudent investigation of the state of affairs of the Group Companies. The Purchaser may not rely, and has not relied, on any other information, statement or warranty (express or implied), whether

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based on the Swedish Sale of Goods Act (Sw. köplagen (1990:931)), the United Nations Convention on Contracts for the International Sale of Goods (Sw. Förenta nationernas konvention den 11 april 1980 angående avtal om internationella köp av varor), any other Applicable Law or otherwise.

8.2.2	The Sellers have not made any warranty (expressed or implied) as to the accuracy or completeness of the Data Room Documents or any other information regarding the Shares, the Warrants or the Group Companies, furnished or made available to the Purchaser, its Affiliates and its advisors, except as expressly set forth in this Agreement. The Sellers or any other Person shall not have or be subject to any liability to the Purchaser resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information.

8.3	Remedies

8.3.1	The Purchaser’s sole remedies for a breach of this Agreement by the Sellers is:

(i)	compensation in accordance with Section 8.1.1 above; and

(ii)	seeking specific performance (Sw. fullgörelse).

Such remedies shall be exclusive and, consequently, no other remedy, including the right to rescind this Agreement, shall be available to the Purchaser in the event of a breach of this Agreement by the Sellers, whether under the Swedish Sale of Goods Act, the United Nations Convention on Contracts for the International Sale of Goods, any other Applicable Law or otherwise.

8.3.2

Instead of compensating the Purchaser in accordance with Section 8.1.1 above, the Sellers shall have the right to remedy the subject of a claim for compensation, provided that the Sellers (i) within ten (10) Business Days after receipt of a notice in accordance with Section 8.5 below give the Purchaser notice that it will exercise its right to remedy such subject matter of the claim, and (ii) to the extent such subject matter of the claim has not been remedied within thirty (30) Business Days from

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such notice, shall compensate the Purchaser in accordance with Section 8.1.1 above for any remaining Loss.

8.4	Limitations

8.4.1	The Purchaser shall not be entitled to compensation for a Loss unless:

(i)	the amount of the individual Loss which is recoverable under this Agreement exceeds USD 25,000; and

(ii)	the aggregate amount of such recoverable Losses in total equals to or exceeds USD 300,000, in which case the entire amount shall be recoverable.

The limitations of liability set out in this Section 8.4.1 shall not apply in relation to a breach of the warranties pursuant to Sections 5.1, 5.2 and 5.18 above.

8.4.2	The total liability of the Sellers under this Agreement with regards to Losses shall under no circumstances exceed the Escrow Amount. This limitation shall however not apply in relation to a breach of the warranties pursuant to Sections 5.1, 5.2 and 5.8 above, in which case the total liability of the Sellers under this Agreement in no circumstance shall exceed the Purchase Price.

8.4.3

With respect to claims under Section 8.5.1(ii)(a) below, the Sellers’ liability shall remain equal to the Escrow Amount being released at the second (2nd) anniversary of this Agreement. Such release shall have no effect with regards to the Sellers’ continuing liability under this Section 8.4.3.

8.4.4	Compensation for a Loss shall to the fullest extent possible be paid by the Sellers to the Purchaser from Escrow Account 1.

8.4.5	Each individual Seller’s liability shall, in relation to a breach of the warranties pursuant to Sections 5.1, 5.2 and 5.8 above or the confidentiality undertaking pursuant to Section 10.1 below, be limited to such Seller’s pro rata share of the Purchase Price. In the event the Sellers become liable to compensate the Purchaser for a Loss resulting

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from a breach of the warranties pursuant to Sections 5.1, 5.2, 5.4 and 5.8 above, compensation for such Loss shall to the fullest extent possible be paid by the Sellers to the Purchaser from Escrow Account 1 and to the extent the Escrow Amount does not suffice, payment shall (subject to the limitations set out in this Section 8.4.5):

(a)	in relation to a breach of the warranties pursuant to Section 5.1 above, be paid by the individual Seller/s who is/are in breach of such warranties; or

(b)	in relation to a breach of the warranties pursuant to Sections 5.2, 5.4 and 5.8, be paid by the Sellers on a pro rata basis.

In the event an individual Seller becomes liable to compensate the Purchaser for a Loss resulting from such individual Seller’s breach of the confidentiality undertaking pursuant to Section 10.1 below, compensation for such Loss shall be paid by such individual Seller to the Purchaser.

8.4.6	A contingent liability shall not constitute a Loss unless and until such contingent liability becomes an actual liability and is due and payable. Notwithstanding, the Purchaser shall in respect of a contingent liability be entitled to make a claim in accordance with this Agreement.

8.4.7	The Sellers shall not be liable to compensate the Purchaser for any Losses:

(i)	that are due to loss of synergies, loss of other similar profits, revenues or advantages that the Purchaser or its Affiliates had expected to make or obtain, or losses relating to liabilities or costs incurred or profits or revenues lost, under the Purchaser’s or its Affiliates’ existing agreements or under agreements that the Purchaser or its Affiliates expects to, or will enter into with third parties (including without limitations any losses multiplied by any factor reflecting any potential purchase price impact);

(ii)	that have been recovered, or are recoverable, by the Purchaser or its Affiliates from any third party, or for which the Purchaser

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or its Affiliates otherwise receives compensation, including any amount that may be recovered under a policy of insurance held by the Purchaser or its Affiliates, or which would have been recoverable if the Purchaser or its Affiliates had maintained in force insurance protection no less favourable than that maintained by the Group Companies as at the Signing Date;

(iii)	to the extent that the fact, matter, occurrence or event giving rise thereto has been disclosed in this Agreement (including the Disclosure Schedule and the other Schedules) or has been included in the Data Room Documents or was otherwise made available to the Purchaser, its Affiliates and its advisors in relation to their due diligence investigations of the Transaction or was otherwise known by the Purchaser or its Affiliates prior to or on the Signing Date;

(iv)	that occur as a result of any Applicable Law not in force on the Signing Date (or any alteration or repeal of any Applicable Law in force on the Signing Date), or that takes effect retroactively, or occurs as a result of any increase in the tax rate in force on the Signing Date or any change in the practices of the relevant governmental authority or courts (including but not limited to changes in the interpretation of relevant legislation).

8.4.8	If any Loss that is compensable under this Agreement is a tax-deductible item for the Purchaser or any of its Affiliates, the compensation payable by the Sellers hereunder shall be reduced by an amount equal to that part of the tax deduction which could be enjoyed by the Purchaser or any of its Affiliates (including the Group Companies).

8.4.9	The Purchaser shall take all action to mitigate any compensable Loss in respect of which a claim could be made under this Agreement, including but not limited to taking measures to enforce any recovery that can be obtained from a third party before taking action against the Sellers.

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8.5	Notice of claim and limitation in time

8.5.1	The Purchaser shall not be entitled to make a claim under this Agreement unless:

(i)	the Purchaser has given written notice to the Sellers of such claim, describing in reasonable detail the nature of such claim and, as far as practicable, the calculation of the Loss claimed, within thirty (30) days after the Purchaser or any board members of the Group Companies who is not a Key Employee became aware of the facts and circumstances giving rise to such claim; and

(ii)	in any event, no later than within 18 months as from the Signing Date, after which point in time the Sellers’ liability under this Agreement shall expire except:

(a)	in case of a breach of the Warranties set out in Section 5.4 (Tax), not later than four (4) years after Closing; and

(b)	in case of breach of the Warranties set out in Sections 5.1, 5.2 and 5.8 above, not later than three (3) years after Closing.

8.5.2	Any claim which may be made under this Agreement and which has not been previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn six (6) months after such claim was made, unless arbitration proceedings between the Parties in respect thereof have commenced by then.

8.6	No limitation

None of the limitation in time set forth in this Section 8 shall apply if the Sellers have acted in wilful misconduct or by gross negligence.

8.7	Subsequent recovery

8.7.1	If and to the extent the Purchaser has been compensated for a Loss by the Sellers, and the Purchaser or the relevant Group Company subsequently is able to recover such Loss (attributable to the same

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subject matter) from a third party, the Purchaser shall repay such amount to the Sellers, or such other Person that the Sellers designate, without undue delay up to the amount for which the Purchaser has been compensated by the Sellers.

8.7.2	If and to the extent the Purchaser has been compensated for a Loss by the Sellers, the Purchaser shall assign, or procure that the relevant Group Company assigns, at the request of the Sellers and to the extent permissible under Applicable Law, its rights against any Person in respect of such Loss to the Sellers or such other Person that the Sellers designate.

8.8	Third party claims

8.8.1	Where the Purchaser or any board members of the Group Companies become aware of any actual or threatened third party claim which might give rise to a claim under the Warranties, it shall promptly, in order to preserve the Purchaser’s possible right to compensation from the Sellers for such Loss, and in any event within the period stated in Section 8.5, give to the Sellers written notice about the third party claim and give the Sellers and their respective advisors reasonable access to the personnel of the Purchaser and the Group Companies, and to any relevant properties, premises, accounts, documents and records, and allow the Sellers and their respective advisors to take copies thereof in order to enable the Sellers and their respective advisors to examine the grounds for such claim and if applicable, to defend against such claim and to conduct any litigation resulting therefrom. Within forty-five (45) Business Days of receipt of such notice, the Sellers shall notify the Purchaser in writing if they wish either assume the responsibility for the claims or to represent, at its own expense, the Group Companies or the Purchaser in negotiations or litigation regarding the third party claim.

8.8.2

Before the lapse of the 45 Business Days period referred to in Section 8.8.1 above and/or if the Sellers notify the Purchaser pursuant to Section 8.8.1, the Purchaser is, in order to preserve the Purchaser’s

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possible right to compensation from the Sellers for such Loss, not entitled:

(i)	to settle, and shall procure that the relevant Group Company does not settle, the third party claim;

(ii)	to accept, and shall procure that the relevant Group Company does not accept, any liability in respect of the third party claim; or

(iii)	otherwise to take any action which might prejudice the position of the relevant Group Company with respect to the third party claim.

8.8.3	If the Sellers do not notify the Purchaser pursuant to Section 8.8.1, the Purchaser shall, in order to preserve the Purchaser’s possible right to compensation from the Sellers for such Loss:

(i)	keep the Sellers informed of advice received and material developments which could affect the amount of the claim and provide such information to the Sellers as the Sellers may reasonably request;

(ii)	consult regularly and appropriately with the Sellers and pay due regard to any suggestions or requests made by the Sellers in relation to the conduct of such third party claim (which shall not require the Purchaser to follow or accept such suggestions or requests otherwise than as set out in Section 8.8.3(iii) below); and

(iii)	make no admission of liability (and procure that the relevant Group Company makes no admission) and the claim shall not be disposed of or settled without the prior consent of the Sellers (such consent shall not be unreasonably withheld or delayed).

8.8.4

If the Sellers refrain from responding to the Purchaser’s written notice in accordance with Section 8.8.1 above, the Purchaser shall have the right to take any action the Purchaser deems fit, including but not

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limited to settling the claim, taking into account the reasonable interests of the Sellers as well as its duties under Section 8.4.9 above.

8.9	Release of cash

8.9.1	If the Purchaser has presented a claim under this Agreement in accordance with Section 8.5 above and the Sellers have not exercised their right to remedy the subject matter of such claim pursuant to Section 8.3.2 above or disputed such claim within forty-five (45) Business Days from receipt of such notice, the Parties shall within an additional ten (10) Business Days period, jointly instruct the Escrow Bank to transfer from Escrow Account 1 an amount equal to the amount of such claim to the Purchaser, if and to the extent such amount is available on Escrow Account 1. If the Sellers dispute the claim during such forty-five (45) Business Days period, such dispute shall be resolved and finally settled by arbitration pursuant to Section 13.2 below. Upon final resolution and settlement of such dispute by the arbitrators, the Purchaser shall be entitled to instruct the Escrow Bank in accordance with the Escrow Agreements to transfer to the Purchaser from the Escrow Account an amount equal to the amount which the Purchaser is entitled to pursuant to such final arbitral award, if and to the extent such amount is available on Escrow Account 1.

8.9.2	The Parties agree that

(i)

On the first (1st) anniversary of this Agreement, an amount equal to USD 1,000,000 shall be released from Escrow Account 1 to the Sellers in accordance with the Escrow Agreements under condition that no claims has been presented before such date by the Purchaser in accordance with Section 8.5 above.

(ii)

Should claims indicating Losses not exceeding USD 1,000,000 have been presented by the Purchaser before the first (1st) anniversary of this Agreement in accordance with Section 8.5 above, an amount equal to USD 1,000,000 less the claimed amount shall be released from Escrow Account 1 in accordance with the Escrow Agreements.

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(iii)

Should claims indicating Losses exceeding USD 1,000,000 have been presented by the Purchaser before the first (1st) anniversary of this Agreement in accordance with Section 8.5 above, an amount equal to USD 2,000,000 minus the claimed amount shall be released from Escrow Account 1 in accordance with the Escrow Agreements.

8.9.3

On the second (2nd) anniversary of this Agreement, an amount equal to USD 1,000,000 less any outstanding and unsettled claims presented before such date by the Purchaser in accordance with Section 8.5 shall be released from Escrow Account 1 in accordance with the Escrow Agreements.

8.9.4	All fees relating to the Escrow Agreements shall be borne equally by the Purchaser and the Sellers (50/50).

8.10	Specific indemnity

Subject to Section 8 above, however excluding Sections 8.4.1, 8.4.3, 8.4.5 and 8.4.7(iii), The Sellers shall indemnify and hold the Purchaser and the Group Companies as applicable harmless from and against all Losses resulting from any breach of the Data Protection Act (Sw: personuppgiftslagen). The Sellers’ liability under this Section 8.10 shall under no circumstances exceed the Escrow Amount.

9	NON-SOLICITATION AND NON-COMPETITION

For the purpose of assuring to the Purchaser the full benefit of the Group Companies and in consideration of the Purchaser agreeing to buy the Shares on the terms of this Agreement, the Sellers for their own behalf covenants and undertakes with the Purchaser, and to cause the Key Employees, to not without the prior written consent of the Purchaser, whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, agent, director, officer, shareholder, debenture holder, partner, joint venture, consultant or otherwise (except through ownership of up to five (5) per cent in any legal entity):

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(i)	for a period of three (3) years immediately following the Agreement Date solicit or entice away from the Group Companies any employee or consultant of the Group Companies; and

(ii)	for a period of three (3) years immediately after Closing solely or jointly, directly or indirectly engage in electronic lab note book business activities.

10	CONFIDENTIALITY

10.1	Each Party undertakes not to disclose any Confidential Information unless:

(i)	required to do so by law or pursuant to any order of court or the competent authority or tribunal;

(ii)	required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place or financial regulatory authority;

(iii)	such disclosure has been consented to by the other Parties in writing (such consent not to be unreasonably withheld);

(iv)	such Confidential Information has been made available to the public by other means than breach of this Agreement;

(v)	such disclosure of Confidential Information is made in order to, in the best possible way, look after a Party’s interests in relation to the other Parties as a result of a dispute relating to this Agreement; or

(vi)	it is disclosed to its professional advisers who are bound to the Party by a duty of confidence which applies to any information disclosed.

10.2	The Sellers agree that the Purchaser shall file this Agreement as an exhibit a public filing (8-K) in accordance with Section 10.1(ii) above.

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10.3	If a Party becomes required, in circumstances contemplated by Sections 10.1(i) or (ii) above to disclose any Confidential Information, the disclosing Party shall use its reasonable endeavours to consult with the other Parties prior to any such disclosure.

10.4	The restrictions in this Section 10 shall continue to apply during 10 years after the Signing Date or termination of this Agreement.

11	ANNOUNCEMENTS

All press releases, public announcements or public relations activities by the Parties with regard to this Agreement, the Transaction or any related matter shall be approved in writing by the Parties in advance of such release or announcement.

12	MISCELLANEOUS

12.1	Notices

12.1.1	All notices or other communications under this Agreement shall be in writing and in the English language, be sent by courier, fax or registered or certified mail and shall be deemed to have been received by a Party:

(i)	if delivered by courier, on the day of delivery;

(ii)	if sent by fax, only if and when the sender has received a confirmation by fax from the recipient confirming receipt; or

(iii)	if sent by mail, ten (10) Business Days after the notice was deposited in the mail (postage prepaid).

12.1.2	All notices and other communications under this Agreement shall be addressed in accordance with the following:

If to the Sellers:	Curve Holding AB acting as the Sellers’ Representative
For the attention of:	Martin Wattin c/o Valbay International AB Adolf Fredriks Kyrkogata 13 P.O. Box 3326

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103 66 Stockholm SWEDEN Fax: +46 (0)8 505 35 101

With a copy to:	Gernandt & Danielsson Advokatbyrå KB
For the attention of:	Carl Westerberg Hamngatan 2 P.O. Box 5747 114 87 Stockholm SWEDEN Fax: +46 (0)8 662 61 01

If to the Purchaser:	Accelrys Software, Inc.
For the attention of:	David Mersten, Esq. 10188 Telsis Court, Suite 100 San Diego, CA 921 21 USA Fax: +1 858 408 3302

With a copy to:	Advokatfirman Lindahl KB
For the attention of:	Robert Hansson Mäster Samuelsgatan 20 P.O. Box 1065 101 39 Stockholm Sweden Fax: +46 8 667 73 80

12.1.3	The Sellers hereby appoint Curve Holding AB, corporate identification number 556851-7394, as their representative who may, acting alone, authorise the making of any request, election, proposal or consent expressed to be made on behalf of the Sellers to the Purchaser (the “Sellers’ Representative”) under this Agreement. The Purchaser shall be entitled at its sole discretion to have regard only to, and rely absolutely upon and act in accordance with, without any liability to any party for having relied or acted thereon, instructions, notices, including requests, elections or proposals, issued by the Sellers’ Representative. Service of any notice or other communication on the Sellers’

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Representative shall be deemed to constitute valid service thereof on all the Sellers. The Sellers may appoint a replacement Sellers’ Representative by decision taken by a two-thirds (2/3) majority of the Sellers, provided that ten (10) Business Days prior written notice of such appointment has been given to the Purchaser.

12.2	Costs and expenses

Except as otherwise set forth in this Agreement, each Party shall bear its own costs and expenses, including without limitation fees and expenses of advisors, in relation to the Transaction.

12.3	Amendments

Any amendments to this Agreement shall be in writing and shall have no effect unless approved and signed by the Parties.

12.4	No waiver

Failure by any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce such provisions, and the waiver by any Party of any breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any subsequent breach of such provision or waiver by such Party of any breach of any other provision hereof.

12.5	Severability

If any part of this Agreement is held to be invalid or unenforceable, such determination shall not invalidate or affect any other provision of this Agreement; the Parties shall attempt, however, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity of the remaining part of this Agreement.

12.6	Entire agreement

This Agreement supersedes all prior agreements and understandings, written and oral, between the Parties with respect to its subject matter and constitutes the entire agreement between the Parties.

Strictly Private & Confidential

12.7	Assignment

No Party may assign, sub-contract, or otherwise transfer, pledge or grant any other security interest in or over any rights or obligations under this Agreement without the prior written consent of the other Party.

12.8	Headings

The headings of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

13	GOVERNING LAW AND DISPUTES

13.1	This Agreement shall be governed by and construed in accordance with the laws of Sweden without taking into account its conflicts of law principles.

13.2	Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitration tribunal shall be composed of three arbitrators. The place of arbitration shall be Stockholm and the arbitral proceedings shall be conducted in the English language.

13.3	Arbitration initiated with reference to this Section 13 shall be treated as confidential by the Parties and may not be disclosed to third parties without the other Parties’ approval. Such confidentiality includes all information which is disclosed in the course of the arbitration as well as decisions and awards rendered as a result of the arbitration. A Party shall, however, not be prevented from disclosing such information in situations referred to in Sections 10.1(i) through (vi) above.

This Agreement has been duly executed by the Parties in two (2) original counterparts, of which the Sellers’ Representative and the Purchaser have taken one each. Each Seller has received a certified copy of the Agreement.

	Accelrys Software, Inc.		Seller

Name:		Name:
Date:		Date: